Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333- 156407) of China Agritech Inc. of our report dated March 10, 2008, with respect to the consolidated balance sheet of China Agritech, Inc. and its subsidiaries as of December 31, 2007, and the related consolidated statements of income, stockholders’ equity and cash flows for the year ended December 31, 2007, which report appears in the Annual Report on Form 10-K of China Agritech Inc.

/s/Kabani & Company, Inc.
Certified Public Accountants

Los Angeles, CA

March 30, 2009